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[HCA LOGO]                                                        NEWS

                                                          FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                                            MEDIA CONTACT:
Mark Kimbrough                                               Jeff Prescott
615-344-2688                                                 615-344-5708


                         HCA SIGNS PREVIOUSLY ANNOUNCED
                     SETTLEMENT AGREEMENTS WITH DOJ AND CMS


NASHVILLE, TENN., JUNE 26, 2003--HCA (NYSE-HCA) today announced that the company and the U.S. Department of Justice have signed agreements to settle litigation brought by the DOJ against the company with respect to cost reports and physician relations. This agreement resolves all remaining investigation issues between DOJ and the company.

         Upon court approval of the agreement, which was originally announced in December 2002, HCA will pay the DOJ $631 million plus accrued interest.

         HCA also announced today that the company and the Centers for Medicare and Medicaid Services have signed an agreement, previously announced in March 2002, to resolve all Medicare cost report, home office cost statement, and appeal issues between HCA and CMS for cost report periods ending before Aug. 1, 2001. The agreement calls for HCA to pay CMS $250 million within five business days. This agreement is not subject to court approval, and HCA expects to pay the settlement amount before July 1, 2003.

         The company also has finalized an agreement with a negotiating team representing states that may have claims similar to those of DOJ. Under this agreement, HCA will pay $17.7 million to state Medicaid agencies to resolve these claims. This agreement was previously announced in December 2002.

         As a result of these settlements, the company recorded an after tax charge of $468 million in its fourth quarter ended December 31, 2002.



This press release contains forward-looking statements based on management's current expectations. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those anticipated in the forward-looking statements, including: (i) the ability to obtain court approval of the agreement with the DOJ, (ii) any examination by the Internal Revenue Service or state tax authorities of the tax treatment of the amounts paid pursuant to the agreements and any related adjustments, and (iii) other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "company" and "HCA" as used throughout this document refer to HCA Inc. and its affiliates.